                                  AGREEMENT                        EXIHBIT 99.2


The undersigned parties hereby agree as follows:

1) RGC International Investors, LDC, the holder of 3,655 outstanding shares (the "Shares") of Series E Convertible Preferred Stock of CoCensys, Inc. (the "Company") hereby agrees to sell to the Company the number of shares set forth below for a price equal to 105% of the sum of the par value thereof plus all accrued dividends thereon through the redemption date:

        RGC International Investors, LDC - 2,308

2) 50% of the Shares to be sold (the "First Tranche") shall be acquired by the Company on April 30, 1999 and the remaining 50% of the Shares to be sold (the "Second Tranche") shall be acquired not later than May 20, 1999; provided however, that the Second Tranche shall be cut back by the dollar value of co-sale rights exercised in connection with the sale of the Company's holdings in Cytovia, Inc.

3) On the closing date for each tranche the Company shall wire transfer to the account of the selling holder the amount to be paid for the Shares being sold, and the selling holder shall deliver the certificates representing such Shares (with any excess Shares to be reissued by new certificate).

4) The Company shall continue to use its best efforts to remain listed on NASDAQ and to gain effectiveness of a Registration Statement covering all of the common stock issuable upon conversion of the outstanding Shares and warrants issued in connection therewith, to the extent not currently registered.

5) Subject to the exception set forth in the immediately following sentence, from the closing of the First Tranche until 90 days thereafter, the holders will not effect any conversions of the outstanding Shares. The preceding restrictions will be exclusive of conversions that occur (A) on any day the Stock trades at a price greater than or equal to (1) 120% of the then applicable Market Price or (2) $1.00; (B) after a public announcement by the Issuer that it is being sold pursuant to a merger or sale of all or substantially all of its assets, etc.; (C) after a material adverse change in the Issuer's business; (D) after a NASDAQ delisting; or (E) after 45 days from the closing of the First Tranche, if the Registration Statement referred to above is not declared effective.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on the 30th day of April, 1999.


COCENSYS, INC.


By:       /s/
   ----------------------------------------
     F. Richard Nichol, Ph.D.
     President and Chief Executive Officer


RGC INTERNATIONAL INVESTORS, LDC
By:  Rose Glen Capital Management, L.P., Investment Manager
     By:  RGC General Partner Corp., as General Partner

By:       /s/
   ----------------------------------------
     Gary S. Kaminsky
     Managing Director


                                    Page 11 of 17